Exhibit 4(a)

Form of Subscription Agreement

Thank you for contributing data to LunaDNA! To be issued shares in LunaDNA in exchange for your data contribution, you will need to complete the following Subscription Agreement. You may choose to complete the Subscription Agreement at a later time, in which case you will not be issued LunaDNA Shares for your contributed data until that time, subject to the availability of Shares at that time; however, in the meantime, you will still have granted us permission to use your contributed data per our LunaDNA Consent and Privacy Policy. You will be able to download a fully executed copy of this Subscription Agreement in your Settings.

The number of shares of LunaDNA issuable for data contributions is defined in our Shares per Data Type Table, and is based on the type of eligible genomic, health, or medical information that you, the investor, contribute to LunaDNA, subject to our LunaDNA Consent and Privacy Policy. For example, contribution of an initial DNA microarray file is worth 50 shares.

This Subscription Agreement, dated [auto-populate by system], by and between you and LunaDNA, LLC (“LunaDNA”) relates to your contribution of [auto-populate by system - data type(s) just shared] valued at [#shares—auto-populated from system based on current version of share table] shares in LunaDNA (the “Shares”).

Please complete the information below for the member to whom the shares will be registered, or confirm it is still accurate, and click “I accept”, once you have read the entire Subscription Agreement.

Name (First, Middle, Last)	Date of Birth (mm/dd/yyyy)	mm/dd/yyyy format	Country of Citizenship	Default to USA Pull down list
Street Address (i)

City	State	Pull down list	Zip Code

Daytime Phone	Email Address

LunaDNA may not sell Shares to you if the aggregate purchase price for the Shares, together with all shares in LunaDNA you have previously purchased in this offering, is more than 10% of the greater of your annual income or net worth. LunaDNA is relying on your representations and warranties set forth in the Subscription Agreement below and the other information provided by you in connection with this offering to determine compliance with this requirement.

LunaDNA reserves the right in its sole discretion and for any reason whatsoever to modify, amend or withdraw all or a portion of the offering or to accept or reject in whole or in part any prospective investment in the Shares or to allot to any prospective investor less than the amount of Shares that investor desires to purchase.

You hereby confirm, as required by SEC rules, that either your net worth or your annual income is greater than $[auto-populate by system - 0.10 times $0.07 times #shares covered by this agreement plus all shares previously issued to the same member].

For the purposes of calculating your net worth:

•	Do not include your primary residence as an asset;

•

Do not include indebtedness that is secured by your primary residence, up to the estimated fair market value of your primary residence at this time, as a liability (except to the extent the amount of that indebtedness now outstanding exceeds the amount outstanding 60 days ago, other than as a result of your acquisition of your primary residence during that time); and

•	Do include indebtedness that is secured by your primary residence, in excess of the estimated fair market value of your primary residence at this time, as a liability.

You hereby make, confirm, and agree to all of the following representations with the full knowledge that LunaDNA and its affiliates are expressly relying on your representations to make a decision to accept or reject this Subscription Agreement.

1.

You understand that LunaDNA reserves the right, in its sole discretion, to accept or reject your subscription, in whole or in part, for any reason whatsoever (provided that if any contributed data is not accepted in exchange for Shares, LunaDNA will delete the contributed data).

2.	You are legally competent to enter into this Subscription Agreement and to agree to the terms and conditions hereof, including LunaDNA’s Operating Agreement (as defined below).

3.

You are acquiring the Shares for your own account. You understand that the Shares have not been registered under the Securities Act of 1933, as amended, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon your representations contained in this Subscription Agreement.

4.	You have read the Offering Statement for the offering of LunaDNA Shares.

5.	You have read the LunaDNA Consent and Privacy Policy.

6.

You have read LunaDNA’s Limited Liability Company Agreement (the “Operating Agreement”) attached as Exhibit 2(b) to the Offering Statement, and accept the terms and conditions thereof, as a condition to the purchase of Shares made hereunder. If you are not already a member of LunaDNA, your signature to this Subscription Agreement also constitutes your signature and agreement to be bound by the Operating Agreement.

7.	You acknowledge that the Shares are not transferable, except as may be required by law, and that there is no, and will be no, public market for the Shares.

8.

The genomic, health, or medical data you are contributing to LunaDNA in exchange for Shares (the “Contributed Data”) (A) is your own data (e.g., if it is genomic data, it is of your DNA, or if medical or health data, is it about you), (B) is the type of data which you have indicated when uploading it to LunaDNA and otherwise conforms to LunaDNA’s specifications for that type of data notified to you at the time of uploading it, (C) is true and complete, and (D) has not been altered by you or, to your knowledge, by anyone else, since it has been generated or prepared.

9.	You have the full right and authority to contribute the Contributed Data to LunaDNA on the terms set forth in this Subscription Agreement.

10.	You are not acting as an agent, representative, intermediary or nominee for any other individual or entity.

11.	You are a citizen or resident of, and currently located within the jurisdiction of, the United States.

12.	Your information which you provided in this Agreement shall survive your investment in LunaDNA.

13.

No person or entity has any claims for brokerage commission, finders’ fees or similar compensation in connection with the transactions contemplated by this Subscription Agreement or related documents based on any arrangement or agreement binding upon you.

By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. LunaDNA may assert your foregoing representations as a defense in any subsequent litigation where it would be relevant. This Subscription Agreement and all rights hereunder will be governed by, and interpreted in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws.

You and LunaDNA each consents and agrees that your electronic signature to this Subscription Agreement constitutes your valid signature, acceptance and agreement as if actually signed by you in writing, and your electronic signature is the legal equivalent of your manual signature, that no certification authority or other third party verification is necessary to validate your electronic signature, and the lack of such a certification or verification will not in any way affect the enforceability of your signature or resulting contract between you and LunaDNA, and that electronic signature executed in conjunction with the electronic submission of this Subscription Agreement will be legally binding and this transaction will be considered legally authorized by you.

You and LunaDNA each hereby further agrees that all current and future communications regarding this Subscription Agreement, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or in your LunaDNA member profile settings without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.

If any such electronically sent communication fails to be received for any reason, including because any communication is diverted to the recipient’s spam filters by the recipient’s email service provider, or due to the recipient’s change of email address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.

No paper or other physical documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

You and LunaDNA acknowledge and agree that this Subscription Agreement constitutes a joinder to the Operating Agreement, and by execution hereof, you agree to be bound by all of the terms and conditions of the Operating Agreement as a “member” (as that term is used in the Operating Agreement), including the power of attorney granted in Section 10.10 thereof. You further agree that the terms and provisions of Section 10.2 (Mandatory Arbitration); 10.8 (Jurisdiction; Venue; Service of Process); 10.11 (Execution in Counterparts); and 10.16 (Entire Agreement) of the Operating Agreement will apply to this Subscription Agreement, as if the same were set forth herein in their entirety. You may not transfer or assign this Subscription Agreement, the Operating Agreement or any Shares to any other person or entity, in whole or in part. None of the provisions of this Subscription Agreement may be waived, changed or terminated orally or otherwise, except as specifically set forth herein or except by a writing signed by you and LunaDNA.

Form of LunaDNA Consent

Contributing Genomic, Health or Medical Data with LunaDNA Means Consenting to Share Your Data for Ethical Research

In this LunaDNA Consent, we refer to genomic data (that is, data about your genes, or DNA) and medical or health data (for example, medications, allergies, surveys, health records, information collected by integrated apps and devices) as Shared Data.

We refer to any personal information (for example, your name, contact information, payment information) as Personal Data. Personal Data does not include your Shared Data.

By contributing any Shared Data or Personal Data to us, you agree to and consent to our use of that data as set forth in this LunaDNA Consent and in our Privacy Policy. The Privacy Policy contains further detail on many of the concepts in this LunaDNA Consent, and we urge you to read it in full.

Our Philosophy

•	The privacy and security of your Personal Data and Shared Data is of the utmost importance.

•

We understand and respect the sensitive nature of the information you may provide to us, and we strive to be transparent in our collection, use and disclosure of this information and to ask for your explicit consent to share sensitive information with third parties.

•	We are committed to providing a secure, private, and safe environment for our services.

Key Policies

1.

Your data is de-identified and aggregated before being made available to researchers. To make meaningful discoveries that improve health and quality of life, researchers need millions of participants sharing genomic, medical and health data. To protect your privacy, we separate your Shared Data from your Personal Data. We refer to the separation of your Personal Data from your Shared Data as de-identifying your Shared Data. Your Shared Data is then combined, or aggregated, with the entire pool of de-identified Shared Data of our community, to create a searchable database to power research and discovery. LunaDNA or a contracted third party (including our manager, LunaPBC) may perform population-level searches based on a pre-defined study design. We refer to these searches as queries. The results of a query will be a list of de-identified data file identification numbers of members whose Shared Data is a match for the query. Based on these results, a subset of aggregated, de-identified Shared Data is populated in a private, secured computer environment controlled by LunaDNA, which we refer to as a sandbox, in order to complete the analysis required by the study design. In the event of a change in control or ownership of LunaDNA or our manager, LunaPBC, the new controlling or owning party will have the same rights to use your Shared Data provided in this LunaDNA Consent as LunaDNA and LunaPBC have.

2.

Your data is owned by you. You may revoke your consent for LunaDNA to use your data at any time. At any time after you provide Shared Data or Personal Data to LunaDNA, you can decide to revoke your consent, purge some or all of your data, and even delete your account completely from our databases. If you revoke your consent or delete your account, your data will be permanently removed, or purged, from our database (subject to retaining an archival copy if, and for so long as, required by law), and this LunaDNA Consent relating to that data will automatically terminate. If you choose to purge some or all of your data, LunaDNA will immediately prevent that data from being found in any new queries for researchers. LunaDNA will also determine if your Shared Data is at that time available to any researchers in a sandbox. The process to remove your Shared Data from all relevant sandboxes may take up to 30 days. Once your Shared Data is removed from the sandbox(es), the researchers may be able to determine that a subset of the data previously available to them has been removed, and may be able to determine a specific data file identification number associated with data that was removed. This data file identification number does not include your name or other Personal Data. It is possible that a researcher will have created a record of your data file identification number or of aggregated data including your Shared Data that was available in the researcher’s sandbox area prior to your revocation of consent or purging of relevant Shared Data. Any research that has been completed or published using your Shared Data prior to you revoking your consent for LunaDNA to use that data or purging that data from our database will not be affected by your decision to purge data or revoke consent.

Please note that your continued consent to LunaDNA’s use of your Shared Data is required for your continued ownership of any shares in LunaDNA issued to you in connection with the contribution of that Shared Data. If you elect to purge Shared Data for which you were issued ownership shares in LunaDNA, LunaDNA will redeem (i.e., cancel) those shares, and may also elect to cancel certain other shares that may have been issued to you, as set forth in Section 8.2 of LunaDNA’s operating agreement. If you revoke your consent or delete your account, LunaDNA will redeem all shares issued to you. We believe this is the best way to be fair to other members of LunaDNA who have not revoked access to their data.

3.

You can opt-in or opt-out to participate in studies by researchers. As a member, you may opt-in to learn about and then, if you so choose, participate in direct research studies. If you opt-in, a researcher or contracted third party may invite you to participate directly in a research study using an anonymous, automated process which does not grant the researcher or contracted third party access to any of your Personal Data. In other words, even if you opt-in to learning about direct research studies, you will remain anonymous to the interested researcher unless you agree to participate in the study. You can opt-in or opt-out of being contacted for such participation during your registration or at any later time in settings. You will be able to access these settings after completing the sign-up process. We have defaulted this selection to opt-out (or “no”) and if you choose to opt-in you will need to manually update this selection.

What studies will LunaDNA support?

Our manager, LunaPBC, intends to execute contracts with researchers to query the LunaDNA platform for research and discovery studies. These studies may focus on specific diseases or conditions (for example, diabetes, cardiovascular disease), wellness and longevity (that is, preventing disease and living longer lives), new drug discovery, or other matters. As noted above, researchers conducting these studies will be provided access only to the de-identified aggregated Shared Data associated with results of their queries. They will not have direct access to your Personal Data without your explicit acceptance.

What can I do to contribute more to the LunaDNA community?

People’s health and environment changes over time. One of LunaDNA’s goals is to help and encourage you and other members to remain active in research by contributing more Shared Data over time. LunaPBC will inform LunaDNA members on ongoing studies powered by our members’ data, which will help you see the value created through member contributions towards improving health and quality of life. To further our community’s goal, we encourage you to regularly contribute Shared Data with LunaDNA and to check-in periodically to learn about how your Shared Data is making a difference.

Risks and Benefits to Consider

Sharing your data with LunaDNA has some risks that you should understand. We make significant efforts to protect against these risks. However, it’s still important for you to know about them.

By opting in to receive invitations to engage directly with researchers, you may directly or indirectly learn information about your genetic or lifestyle risk for certain diseases or conditions that you were unaware of previously. For example, a researcher may be recruiting participants for a breast cancer study. Even though the researcher’s interest in your data does not necessarily mean you have or are at increased risk for breast cancer, it may cause you to have concerns about whether or not they selected your data based on something they know about you and breast cancer. You will need to decide if this is information you are interested in potentially learning or thinking about yourself. Some of this information could also be relevant to your family because people with the same parents and ancestors may share genetic risk factors (that is, changes in or attributes of your DNA that may cause a disease or condition either now or in the future). If you do not want to learn this type of information, you should opt-out of receiving invitations from LunaDNA to engage directly with research partners in your profile page.

Protecting the privacy and security of your Shared Data and Personal Data is extremely importance to us. We will strive to apply the industry’s best practices and state-of-the-art technology to protect your information, including those identified under “Security & Privacy Measures” in our Privacy Policy. But neither we, nor anyone else, can completely guarantee the long-term security of data. While we have implemented numerous precautions and protections intended to avoid the potential for researchers or other third parties to learn the identity of you or any other community member who contributed Shared Data to us, we cannot provide an absolute assurance that a researcher or other third party, including hackers, will never be able to circumvent our safeguards and learn or verify your identity or some or all of your contributed data. We will monitor the effectiveness of our security procedures to identify and resolve any discovered threats of de-identification and use reasonable technical, physical, and administrative controls to protect Personal Data and Shared Data from unauthorized access or disclosure and to ensure the appropriate use of this information.

Changes to This LunaDNA Consent

LunaDNA cannot foresee all of the potential applications of the data we collect, particularly in a rapidly developing field such as genomics and medical research. Therefore, except as indicated below, LunaDNA reserves the right to update this LunaDNA Consent from time-to-time. Before implementing any changes, LunaDNA will first notify you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to revoke this LunaDNA consent, purge some or all of your data, or even delete your account completely from our databases if you do not want your data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms when they become effective. None of the changes to this LunaDNA Consent may, without your explicit consent, adversely affect your basic right to revoke this LunaDNA consent, to purge some or all of your data, or to delete your account completely from our databases.

You are responsible for ensuring that your contact information (i.e., email listed on your profile page) remains up to date and valid.

Without limiting the prior paragraph, this LunaDNA Consent (including the Privacy Policy in its current form) applies to both current and prior contributions of Shared Data or Personal Data, and to the extent it is inconsistent with any prior LunaDNA Consent you have signed (including the Privacy Policy provided at that time) in connection with prior Shared Data or Personal Data contributions, including any amendments to such LunaDNA Consent (and Privacy Policy), you agree that this LunaDNA Consent (and this Privacy Policy) will govern our use of those prior data contributions after the date you sign this LunaDNA Consent.

By clicking “I accept”, you are agreeing to be legally bound by the above terms, including the Privacy Policy. You are also agreeing to use this electronic consent form (also called eConsent) to grant your consent, with the same legal effect as if you had signed and sent us a paper form.

Accepted [timestamp]

Form of LunaDNA Privacy Policy

In this LunaDNA Privacy Policy, we refer to genomic data (that is, data about your genes, or DNA) and medical or health data (for example, medications, allergies, surveys, health records, information collected by integrated apps and devices) as Shared Data.

We refer to any personal information (for example, your name, contact information, payment information) as Personal Data. Personal Data does not include your Shared Data.

Our Philosophy

•	The privacy and security of your Personal Data and Shared Data is of the utmost importance.

•

We understand and respect the sensitive nature of the information you may provide to us, and we strive to be transparent in our collection, use and disclosure of this information and to ask for your explicit consent to share sensitive information with third parties.

•	We are committed to providing a secure, private, and safe environment for our services.

How We Share/Use Your Data

LunaDNA collects information from you when you register an account on our Website, contribute Shared Data or Personal Data, including self-reporting information through surveys, forms, features or applications, use social media connections and features, refer contacts to us, share information through various interactions with us and our partners, and through our use of cookies and similar tracking technologies.

LunaDNA will use your Shared Data and Personal Data as follows:

1.

Population-level Research: LunaDNA or a contracted third party may perform population-level searches based on a pre-defined study design. We refer to these searches as queries. Based on the results of a query, a subset of aggregated, de-identified Shared Data is populated in a private, secured computer environment controlled by LunaDNA, which we refer to as a sandbox, in order to complete the analysis required by the study design. This population-level research may have various purposes including the advancement of genomic science and identifying links between genomics and disease or other conditions. Researchers and third parties will be able to associate your Shared Data with a unique data file identification number that is independent from your Personal Data.

2.

Targeted Research Participation: In some situations, such as clinical trial recruitment, a researcher or contracted third party may want to contact you and other members directly. LunaDNA enables this via an anonymous, automated process, which allows the researcher or contracted third party to invite you into a direct communication but does not grant them access to any of your Personal Data. It is then your choice whether you will engage in direct contact with the researcher or contracted third party or not. Your preference whether to receive these invitations (which we call opt-in) can be turned on or off within your account settings page. The invitation list is typically determined by LunaDNA, the researcher or the contracted third party querying our database, using the anonymized unique data file identification number linked to your Shared Data, and based on specific query parameters defined by the researcher or contracted third party.

3.

Advertising: LunaDNA may display advertisements to you on our website. These advertisements will be chosen because our manager, LunaPBC, believes that they will create value for members. Advertisements may be targeted for you based on information that LunaDNA collects about you, including communications between you and LunaDNA that are administrative in nature or by tracking your website usage using cookies (please see our Cookie Policy below). LunaDNA will target advertisements to you based on your Shared Data only if you provide further consent to us for doing so. If we select any advertisement for you based on information that LunaDNA has collected about you, we will display it in such a way that neither LunaDNA nor the advertiser will know which particular members have received the advertisement; however, you may identify yourself to such an advertiser by answering or otherwise responding to the advertisement.

4.

Improving LunaDNA Services: LunaDNA may use the information it collects to improve its services, for example, improving the design and structure of our website or databases; to detect, prevent, or otherwise address fraud, security, or technical issues; and to protect against harm to the rights, property or safety of LunaDNA or our affiliates or members.

5.

As Required By Law: LunaDNA may use or disclose any information it collects as required by law or legal process, for example, in responding to a court-issued subpoena. However, we believe the steps LunaDNA takes to protect your information, such as its data segregation architecture which does not allow for re-identification of Shared Data without the consent of the contributing member, provides substantial protection to our members in these situations. Where allowed by law or legal process and where reasonably possible, we will notify you in advance of any such proposed use or disclosure of your data.

6.

Enforcement of Agreements. LunaDNA may use your data to enforce our Terms of Service, any member Subscription Agreement, or our Operating Agreement, including in each case investigations of potential violations.

Security & Privacy Measures

LunaDNA takes the security and privacy of your data very seriously. LunaDNA uses technical, physical, and administrative controls designed to protect member Personal Data and Shared Data from unauthorized access or disclosure and to regulate the appropriate use of this information.

We take steps designed to de-identify Shared Data that is provided in a sandbox to make it more difficult for a researcher to identify you based on individual pieces of information or combinations of information in your Shared Data. Your Personal Data is separated from Shared Data, so that you cannot be reasonably re-identified as an individual by researchers or third parties given access to Shared Data for population-level research. Each type of data is uniquely tagged with a sequence of characters that is determined by a one-way hash function, designed in such a way that it is extremely difficult with today’s technology to reverse engineer the given value. This disaggregated data is currently stored across separate private, cloud storage sites, which increases the barriers for anyone trying to access any member’s complete data profile. LunaDNA leverages what it believes to be best-in-class HIPAA compliant infrastructure (even though we are not subject to HIPAA).

We protect data via safeguards such as data backup, audit controls, access controls, data encryption, and account creation and login verification. Our site and application program interfaces (APIs) use Secure Socket Layer (SSL) technology to encrypt all connections to and from our site and APIs to enhance security of electronic data transmissions. Additionally, we use standards and processes for securing and encrypting all stored member data. Each member will be in control of the selection and safety of his or her password, but LunaDNA has put measures in place to assist account security. Additionally, LunaDNA requires email verification at account creation and two-factor authentication for members signing into their LunaDNA account.

Your Choices

As explained in our LunaDNA Consent, you may choose at any time to revoke your consent to all of your data, purge some or all of your data, and even delete your account completely from our databases.

Cookie Policy

This cookie policy explains how LunaDNA uses cookies and similar technologies when you visit our website or any other websites, apps, pages, features, or content we own or operate and/or interact with LunaDNA online advertisements or marketing emails. We encourage you to read the full policy so that you can understand what information is collected using cookies and how LunaDNA uses that information.

1.

What Are Cookies? Cookies are small pieces of information sent by a web server to a web browser which allows the server to uniquely identify the browser on each page. To learn more about cookies, including how you can turn them off, you can visit allaboutcookies.org.

2.	Use of Cookies on Our Website. We use cookies to collect information about your online preferences. We use the following categories of cookies on our website:

Strictly Necessary Cookies. These cookies are essential in order to enable you to navigate through our website and use its features. Without these cookies, we cannot remember your login details or otherwise keep track of any services you have requested.

Performance Cookies. These cookies collect anonymous information on how visitors use our website. For example, we currently use Google Analytics cookies to help us understand how customers arrive at our site, browse or use our site and highlight areas where we can improve areas such as navigation, data uploading experience and marketing campaigns.

Functionality Cookies. These cookies remember choices you have made, such as the country you visit our website from, your preferred language and search parameters such as size, color or product line. These can then be used to provide you with an experience more appropriate to your selections and to make your visits more tailored and pleasant.

Targeting or Advertising Cookies. These cookies collect information about your browsing habits in order to make advertising more relevant to you and your interests. They may also be used to limit the number of times you see an advert as well as help measure the effectiveness of an advertising campaign. The cookies are usually placed by third party advertising networks. They remember the websites you visit and that information is shared with other parties such as advertisers.

To learn more about advertising cookies and to control your preferences, visit aboutads.info.

Third Party Cookies. Other parties may use cookies on our website to provide services to us and the businesses that advertise on our website. For example, Google Analytics may set cookies while you are browsing our website as described above under Performance Cookies.

3.

Deleting or Blocking Cookies. You can control how they are used on your browser. To learn more about clearing and managing cookies, visit allaboutcookies.org/manage-cookies/clear-cookies-installed.html.

Minors

LunaDNA is not designed for, intended to attract, or directed toward minor children under the age of 13, and we will not accept any contributions of information or data from minor children under the age of 13.

Contact Information

If you have any questions about our Privacy Policy, including requests for certain information by California residents regarding our disclosure of personal information to third parties for their direct marketing purposes, you may contact us at:

LunaDNA, LLC

Attention: Data Protection and Privacy

415 S. Cedros Avenue

Solana Beach, CA 92075

Email: privacy@lunadna.com

Changes to This Privacy Policy

LunaDNA cannot foresee all of the potential applications of the data we collect, particularly in a rapidly developing field such as genomics and medical research. Therefore, LunaDNA reserves the right to update this Privacy Policy from time-to-time. Before implementing any changes that involve LunaDNA’s use of your Shared Data (including any linkage of Personal Data to Shared Data), LunaDNA will first notify you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to revoke your LunaDNA consent, purge some or all of your Shared Data, or even delete your account completely from our databases (as described in the LunaDNA Consent) if you do not want to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms when they become effective.

LunaDNA reserves the right to update this Privacy Policy as it applies to Personal Data only (which therefore excludes any changes involving linkage of Personal Data to Shared Data, covered by the above paragraph) from time-to-time without advance notice. When these changes are made, LunaDNA will make a new copy of this Privacy Policy available on its website. Such changes will not apply retroactively but may be effective immediately on being made available on our website. You acknowledge and agree that if you use any of our services covered by this Privacy Policy after the effective date of the change, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms.

You are responsible for ensuring that your contact information (i.e., email listed on your profile page) remains up to date and valid.